Exhibit 99.1

Timothy Casey Named New President at Qdoba Mexican Grill®

DENVER--(BUSINESS WIRE)--March 8, 2013--Qdoba Restaurant Corporation, a wholly owned subsidiary of Jack in the Box Inc. (NASDAQ: JACK) that operates and franchises Qdoba Mexican Grill®, today announced that Timothy P. Casey will join Qdoba as President, effective March 25.

“Tim is a great addition to our team,” said Linda A. Lang, Chairman and Chief Executive Officer of Jack in the Box Inc. “He has extensive leadership experience at some of the most iconic brands in the restaurant and retail sectors, including several high-growth concepts. We’re looking to leverage his deep and thorough understanding of brand strategy, restaurant operations and franchising to maximize Qdoba’s tremendous brand potential.”

Casey has more than 30 years of experience in the food, beverage and convenience-store industries. He most recently served as President and Chief Executive Officer of MFOC Holdco, Inc., which is the parent company of the Mrs. Fields Brand and TCBY. From 2007 to 2010, Casey was an executive with International Coffee & Tea, which operated and franchised The Coffee Bean & Tea Leaf, most recently serving as Vice President of Global Brand Marketing, Product Development and Operations. As Regional Vice President at Starbucks from 1998 to 2004, Casey managed more than 500 stores in a 10-state region. Prior to joining Starbucks in 1996, Casey held leadership positions in marketing and operations with Circle K Corporation and Southland Corporation. He has an M.B.A. from the Fuqua School of Business at Duke University and a bachelor’s degree in Business Administration/Finance from the University of Central Florida.

“This is an exciting time for Qdoba and I am thrilled to have the opportunity to lead the team and unleash the incredible potential of the brand,” Casey said. “I have been a loyal customer of Qdoba since the beginning and the differentiation of the brand provides its guests with a uniquely relevant and special experience. I believe Qdoba is poised for a very bright future.”

About Qdoba Mexican Grill®

Qdoba Mexican Grill is a Mexican kitchen where anyone can go to enjoy a fresh, handcrafted meal prepared right in front of them. Each Qdoba restaurant showcases food that celebrates Qdoba’s passion for ingredients, a menu full of innovative flavors, handcrafted preparation and inviting service. Founded in Denver in 1995, Qdoba is among the nation’s largest Mexican fast-casual chains with more than 600 restaurants in 44 states, the District of Columbia and Canada. Qdoba is a wholly owned subsidiary of Jack in the Box Inc. (NASDAQ: JACK). Franchise development rights exist for additional Qdoba Mexican Grill restaurants in areas throughout the nation. For more information about Qdoba or about franchising opportunities, please visit www.qdoba.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291